EXHIBIT 99.1

Equity Residential to Take Fourth Quarter 2008 Impairment Charge from Reduced Development Activity

Chicago, IL – January 9, 2009 – Equity Residential (NYSE: EQR) announced today that the company will reduce the number of planned development projects it will undertake and, as a result, will incur a non-cash charge in the fourth quarter of 2008 of approximately $115 million, or $0.39 per share.

The charge reflects impairments in the value of land holdings for five potential development projects that the company no longer plans to pursue. The impairment charge is the difference between each parcel’s estimated fair value and current capitalized carrying value, which includes pursuit costs. The impairment charge does not affect the company’s continued compliance with its financial or debt covenants.

“We have said for some time that maintaining ample liquidity and credit capacity are our foremost priorities and as a result we would be very cautious regarding new development projects,” said David J. Neithercut, Equity Residential’s President and CEO. “Our decision to take these charges is a result of our annual review of the company’s investment activities and operating strategy in light of current and anticipated conditions in the economy and capital and real estate markets. Our view on development was solidified by the significant acceleration last fall in the deterioration in the credit markets and economy as a whole. While development of high quality assets in our core markets will continue to be an important part of Equity Residential’s growth, we will not start any new projects for our own account until capital markets and the economy show signs of improvement.”

The company has already reduced its development staff and may continue to make adjustments as conditions warrant. Severance and other charges relating to these actions are not material and have not been included in this impairment charge.

After this charge, the company will have land held for development of approximately $250 million, representing approximately 1.5% of the company’s total assets.

Equity Residential currently has 10 apartment properties under construction which are not impacted by these actions. The company plans to complete the construction and lease-up of these communities as planned, with amounts remaining to fund current construction activities totaling approximately $623 million, of which $418 million of these fundings will come from existing construction loans and the remaining $205 million will be funded from the company’s capital. The company currently has approximately $1.0 billion of unrestricted cash and approximately $1.33 billion available on its unsecured revolving credit facility.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 552 properties totaling 148,115 units in 23 states and the District of Columbia. For more information on Equity Residential, please visit our website at www.equityresidential.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityresidential.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.